Exhibit 99.1

FOR IMMEDIATE RELEASE

HERTZ COMPLETES FINANCIAL RESTATEMENT; PROVIDES 2015 BUSINESS OUTLOOK

Company Reaffirms its Plan to Repurchase up to $1 Billion of Shares

Expects HERC Separation to be Completed in Second Quarter 2016

Increases Annual Cost Savings Target to $300 Million

Announces Plans for Additional Reductions to

U.S. RAC Capacity Growth and Update on Achievement of Fleet Refresh

Hertz to Host Conference Call and Webcast Friday, July 17 at 8 a.m. ET

ESTERO, Fla., July 16, 2015 — Hertz Global Holdings, Inc. (NYSE: HTZ) (“Hertz” or “the Company”) today announced that it has filed its Annual Report on Form 10-K for the fiscal year ending December 31, 2014, which includes the restated results for 2012 and 2013 as well as selected unaudited restated financial information for 2011.  In addition, the Company has filed its Quarterly Report on Form 10-Q for the period ending March 31, 2015. The Company is now up to date on all of its filings with the Securities and Exchange Commission (the “SEC”) and with its NYSE listing requirements.

Hertz also announced today progress on its planned separation of its equipment rental business (Hertz Equipment Rental Corporation or “HERC”) as well as its capital allocation, cost savings, capacity plans and fleet refresh.

John Tague, Hertz president and chief executive officer, said, “Today’s filings are an important step forward, and our attention is now on realizing Hertz’s full potential.  While much work remains, I thank the Hertz team for their efforts to bring our filings up to date while continuing to remain focused on our customers and our future.

“Going forward, we are committed to developing a differentiated customer experience and premium brand position for Hertz that is number one in the industry, while revitalizing Dollar and Thrifty into leading value brands.  We aspire to be the best rental car company in the world, recognized for the quality and convenience of our products and services, as well as the value we will create for shareholders.

“2015 is a transition year for Hertz.  We are making important investments in our fleet, systems and service, and adding new talent to complement the existing expertise throughout the Company. In addition, we are taking actions to rationalize the Company’s cost platform, dramatically improve customer satisfaction and reset our capacity. These actions and early results are indicative of the progress we are making across the organization. Our commitment to the Company’s share buyback program is reflective of our confidence in driving operating performance that is sustainable and enables us to return capital to shareholders.”

Financial Restatement

As discussed in the Form 10-K filed today, the Company identified accounting misstatements for the years 2011 through 2013. The following information summarizes the impact of misstatements identified.

	Year Ended December 31,
	(Unaudited)
	Increase/(Decrease)*
(In millions)	2011	2012	2013
As originally filed
GAAP pre-tax income	$324	$451	$663
GAAP net income attributable to Hertz	$176	$243	$346

Misstatements previously disclosed and included in the originally filed 10-K/A**
GAAP pre-tax income	$(19)	$(9)	N/A
GAAP net income attributable to Hertz	$(12)	$(4)	N/A

Additional misstatements identified
GAAP pre-tax income	$(54)	$(81)	$(72)
GAAP net income attributable to Hertz	$(19)	$(58)	$(51)

Cumulative misstatements (Misstatements previously revised in 10-K/A plus additional errors identified)***
GAAP pre-tax income	$(73)	$(90)	$(72)
GAAP net income attributable to Hertz	$(31)	$(62)	$(51)

Cumulative misstatements as a %
GAAP pre-tax income	(23)%	(20)%	(11)%

GAAP net income attributable to Hertz	(18)%	(26)%	(15)%

*Increase/Decrease associated with misstatements and impact to GAAP pre-tax and GAAP net income.

** Amounts recorded as a revision in the 2013 Form 10-K/A.

*** In addition, $114 and $87 in errors reducing GAAP pre-tax income and GAAP net income, respectively, related to periods prior to 2011 were recorded as a cumulative adjustment to opening retained earnings for 2011.  Of these amounts, $7 and $5 GAAP pre-tax and GAAP net income, respectively, were recorded in the 2013 Form 10-K/A as a revision.

The Form 10-K filed today contains audited restated financial information for 2012 and 2013, audited financial information for 2014, and unaudited restated selected financial information for 2011.  This Form 10-K also contains quarterly information for the quarters in 2013, as restated, and 2014.  The Form 10-Q filed today contains quarterly information for the first quarter of 2015.

The Company noted that the filing of its Form 10-K cures the filing deficiency notice from the New York Stock Exchange (the “NYSE”) as reported on March 24, 2015, and brings Hertz back into compliance with the NYSE listing requirements.

$1 Billion Share Repurchase Program

The Company reaffirmed its commitment to its previously announced $1 billion share repurchase program, and outlined its intent to execute consistent with announced year-end leverage targets, cash flow generation and other actions such as the contemplated sale of HERC operations in France and Spain, and the ultimate spin off of HERC.

Hertz Equipment Rental Corporation Separation

Hertz remains committed to the separation of its equipment rental business.  With the Company’s financial restatement finalized, Hertz is now focused on completing the audited carve out financial statements for HERC and requisite SEC filing activities for the separation.

Net cash received in connection with the HERC separation will be used to pay down Hertz debt and support additional share repurchases.

At separation, it is expected that HERC will have a leverage ratio of 3.5x to 4.0x net debt / Corporate EBITDA.  HERC expects to focus its capital allocation on fleet investment to drive growth, opportunistic acquisitions and debt reduction.

The Company has put in place new leadership at HERC that is focused on delivering performance improvement in the core business and enabling profitable growth.

Capital Structure for Hertz Following HERC Separation

Post HERC separation, Hertz expects to have a year-end target net corporate leverage ratio of between 2.5x to 3.5x net corporate debt / Corporate EBITDA.  The Company believes that this target will support its existing credit rating while providing the financial strength and flexibility to execute on planned technology, customer experience and brand investments.

Cost Reduction Program

In late 2014, the Company established an annualized cost savings goal of $100 million by year-end 2015.  It subsequently increased that goal to $200 million in February 2015.  As a result of the Company’s ongoing efforts to optimize costs and increase operating efficiencies, Hertz now expects to achieve $300 million in annualized cost savings by year-end 2015, with approximately $200 million being realized in calendar year 2015.

The identified cost savings are expected to come largely from reductions in corporate and operations overhead, fleet management efficiency, and disciplined sales and marketing spending.  Hertz expects to incur $30 million to $35 million of costs in 2015 in connection with these actions, of which $5 million to $10 million will be reflected in adjusted pre-tax income in 2015.

The Company’s cost and operations review is ongoing, with the potential for additional savings as a result of technology-enabled efficiencies as well as other opportunities to improve productivity and effectiveness across the Company.

U.S. Car Rental

The Company is continuing to make progress on its work to modernize and align its car rental fleet more closely with customer demand and to improve its revenue execution capabilities:

•                  Additional reductions in fleet capacity growth:  Hertz now expects full-year 2015 U.S. fleet growth of 0.5% to 1.5% over 2014 compared to its previous estimate of 1.5% to 2.5%.  This reduction is, in part, enabled by improvements in fleet utilization.

•                  Fleet refresh target realized:  Hertz has largely met its 2015 average fleet mileage targets through an aggressive disposal program as well as new fleet acquisitions.  As a result, the Company’s net promoter score related to vehicle condition, a key measure of customer satisfaction, is now higher than both 2013 and 2014 levels.

•                  Systems capability enhancements:  Data management and forecasting systems have been enhanced to provide better visibility into fleet, pricing and demand trends.

•                  New talent complements existing expertise:  Hertz has further strengthened its leadership team by adding expertise in the areas of revenue management, sales, customer service, information technology, human resources and fleet and procurement, which will enable the Company to deliver on its performance improvement plan.

Outlook

For the full year 2015, the Company forecasts the following:

Full Year 2015 Forecast
Consolidated Corporate EBITDA	$1,450M - $1,550M
HERC Corporate EBITDA	$575M - $625M
U.S. RAC Monthly Depreciation per unit	$295 - $305
U.S. RAC fleet capacity growth(1)	0.5% - 1.5%
Net non-fleet capex	$275M - $295M

(1) Excludes Advantage sublease and Hertz 24/7 vehicles

“We indicated in May that the second quarter performance would be a continuation of the challenges we faced in the first three months of the year, which is consistent with our expectation,” said Tague.  “This is a transition year, and we are not going to be satisfied with the results quarter-by-quarter.  Progress on our initiatives to reduce capacity, meet our fleet refresh targets and capture cost savings will be evident in the third quarter, which we believe will be an inflection point for the year.  And of course, we expect those benefits to become progressively more visible in 2016.”

Conference Call and Webcast at 8 a.m. ET

Hertz will hold a conference call on Friday, July 17, 2015 at 8 a.m. ET to discuss today’s news.  To access the conference call live, dial 800-230-1074 in the U.S. and 612-234-9960 for international callers using the passcode: 364881 or listen via webcast at IR.Hertz.com.

The conference call will be available for replay one hour following the conclusion of the call until August 17, 2015 by calling 800-475-6701 in the U.S. or 320-365-3844 for international callers with the passcode: 364881.

The press release and slide presentation will be available on the Company’s website, IR.Hertz.com.

Upcoming 2015 Events

The Company expects to announce its second quarter 2015 results in August.  The date and time for the associated conference call and webcast will be announced shortly.

Hertz also expects to host an investor day in November 2015 to introduce its new leadership and management team and provide additional details on its performance improvement plan.  The date, time and location for this meeting will be forthcoming.

About Hertz

Hertz operates the Hertz, Dollar, Thrifty and Firefly car rental brands in more than 10,300 corporate and licensee locations throughout approximately 145 countries in North America, Europe, Latin America, Asia, Australia, Africa, the Middle East and New Zealand. Hertz is the largest worldwide airport general use car rental company with more than 1,600 airport locations in the U.S. and more than 1,300 airport locations internationally. Product and service initiatives such as Hertz Gold Plus Rewards, NeverLost®, Carfirmations, Mobile Wi-Fi and unique vehicles offered through the Adrenaline, Dream, Green and Prestige Collections set Hertz apart from the competition. Additionally, Hertz owns the vehicle leasing and fleet management leader Donlen Corporation, operates the Hertz 24/7 hourly car rental business and sells vehicles through its Rent2Buy program. The Company also owns Hertz Equipment Rental Corporation (“HERC”), one of the largest equipment rental businesses with more than 350 locations worldwide offering a diverse line of equipment and tools for rent and sale. HERC primarily serves the construction, industrial, oil, gas, entertainment and government sectors. For more information about Hertz, visit: www.hertz.com.

Non-GAAP Financial Measures

EBITDA, Corporate EBITDA, net corporate debt, net debt and monthly depreciation per unit are non-GAAP financial measures.  Management believes that EBITDA and Corporate EBITDA are useful in measuring the comparable results of the Company period-over-period.  The GAAP measure most directly comparable to EBITDA and Corporate EBITDA is pre-tax income. Net corporate debt is calculated as total debt excluding fleet debt less cash and equivalents and corporate restricted cash. Corporate debt consists of our Senior Term Facility; Senior ABL Facility; Senior Notes; and certain other indebtedness of our domestic and foreign subsidiaries. For HERC, net debt is calculated as total debt less cash and equivalents and corporate restricted cash. Net corporate debt and net debt are important to management, investors and ratings agencies as it helps measure our leverage. Net corporate debt also assists in the evaluation of our ability to service our non-fleet-related debt without reference to the expense associated with the fleet debt, which is fully collateralized by assets not available to lenders under the non-fleet debt facilities.  Monthly depreciation per unit is important as depreciation of revenue earning equipment and lease charges is one of our largest expenses for the car rental business and monthly depreciation per unit is reflective of how we are managing the costs of our fleet.  The GAAP measure most directly comparable to monthly depreciation per unit is depreciation of revenue earning equipment and lease charges, net.

The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures, in the case of EBITDA and Corporate EBITDA, primarily related to fair value accounting for its financial assets (which includes the Company’s derivative financial instruments), its income tax reporting and certain adjustments made to arrive at the relevant non-GAAP measures, and in the case of monthly depreciation per unit primarily related to estimated residual values and fleet size and composition, which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP EBITDA or Corporate EBITDA to forecasted pre-tax income or non-GAAP monthly depreciation per unit to depreciation of revenue earning equipment and lease charges, net, would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

Cautionary Note Concerning Forward Looking Statements

Certain statements contained in this release, and in related comments by the Company’s management, include “forward- looking statements.” Forward-looking statements include information concerning the Company’s liquidity and its possible or assumed future results of operations, including descriptions of its business strategies. These statements often include words such as “believe,” “becoming,” “expect,” “project,” “potential,” “preliminary,” “anticipate,” “intend,” “ plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate in these circumstances. The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and the Company’s actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent reports on SEC Forms 10-K, 10-Q and 8-K.

Among other items, such factors could include: the effect of the restatement of our previously issued financial results and any claims, investigations or proceedings arising as a result; our ability to remediate material weaknesses in our internal controls over financial reporting; levels of travel demand, particularly with respect to airline passenger traffic in the United States and in global markets; the effect of our proposed separation of our equipment rental business and ability to obtain the expected benefits of any related transaction; significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition in our markets, including on our pricing policies or use of incentives; occurrences that disrupt rental activity during our peak periods; our ability to achieve cost savings and efficiencies and realize opportunities to increase productivity and profitability; an increase in our fleet costs as a result of an increase in the cost of new vehicles and/or a decrease in the price at which we dispose of used vehicles either in the used vehicle market or under repurchase or guaranteed depreciation programs; our ability to accurately estimate future levels of rental activity and adjust the size and mix of our fleet accordingly; our ability to maintain sufficient liquidity and the availability to us of additional or continued sources of financing for our revenue earning equipment and to refinance our existing indebtedness; our ability to integrate the car rental operations of Dollar Thrifty and realize operational efficiencies from the acquisition; our ability to maintain access to third-party distribution channels, including current or favorable prices, commission structures and transaction volumes; the operational and profitability impact of the divestitures that we agreed to undertake in order to secure regulatory approval for the acquisition of Dollar Thrifty; an increase in our fleet costs or disruption to our rental activity, particularly during our peak periods, due to safety recalls by the manufacturers of our vehicles and equipment; a major disruption in our communication or centralized information networks; financial instability of the manufacturers of our vehicles and equipment, which could impact their ability to perform under agreements with us and/or their willingness or ability to make cars available to us or the rental car industry on commercially reasonable terms; any impact on us from the actions of our licensees, franchisees, dealers and independent contractors; our ability to maintain profitability during adverse economic cycles and unfavorable external events (including war, terrorist acts, natural disasters and epidemic disease); shortages of fuel and increases or volatility in fuel costs; our ability to successfully integrate acquisitions and complete dispositions; our ability to maintain favorable brand recognition; costs and risks associated with litigation and investigations; risks related to our indebtedness, including our substantial amount of debt, our ability to incur substantially more debt and increases in interest rates or in our borrowing margins; our ability to meet the financial and other covenants contained in our Senior Credit Facilities, our outstanding unsecured Senior Notes and certain asset-backed and asset-based arrangements; changes in accounting principles, or their application or interpretation, and our ability to make accurate estimates and the assumptions underlying the estimates, which could have an effect on earnings; changes in the existing, or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect our operations, the cost thereof or applicable tax rates; changes to our senior management team; the effect of tangible and intangible asset impairment charges; our exposure to uninsured claims in excess of historical levels; the impact of our derivative instruments, which can be affected by fluctuations in interest rates and commodity prices; and our exposure to fluctuations in foreign exchange rates.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K.

You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Investor Relations:

Leslie Hunziker

239-552-5700

investorrelations@hertz.com

Media:

Hertz Media Relations

239-598-6300

mediarelations@hertz.com

Gemma Hart, Brunswick Group

212-333-3810

ghart@brunswickgroup.com